Exhibit 10.36

FORM OF RESTRICTED STOCK UNITS AWARD CERTIFICATE

C. R. BARD, INC.

2012 LONG TERM INCENTIVE PLAN

Restricted Stock Units

Award Certificate

Granted To:	Grant Date:

Employee Number:	RSUs Granted:

Business Group:	Grant Number:

C. R. Bard, Inc., a New Jersey corporation (the “Corporation”) hereby grants you a number of Restricted Stock Units (the “RSUs”) under the 2012 Long Term Incentive Plan of C. R. Bard, Inc., as amended from time-to-time (the “Plan”), subject to the terms of this Award Certificate, together with the Plan and the Restricted Stock Units Terms and Conditions (the “Terms and Conditions”), both of which are available online through your Morgan Stanley account at www.benefitaccess.com (the “Morgan Stanley Account”) and are incorporated herein by reference and are a part of this Award Certificate.

This Award Certificate, together with the Plan and the Terms and Conditions, both of which are available online through your Morgan Stanley Account, constitute the entire agreement between the Corporation and you with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or verbal, between the Corporation and you in connection with such subject matter.

Please sign into your Morgan Stanley Account (www.benefitaccess.com) to acknowledge receipt of, and to represent that you understand and agree to, the terms of this Restricted Stock Units Award Certificate, as well as the Plan and the Terms and Conditions.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

FORM OF RESTRICTED STOCK UNITS TERMS AND CONDITIONS

C. R. BARD, INC.

2012 LONG TERM INCENTIVE PLAN

Restricted Stock Units

Performance Vesting

Terms and Conditions

Grant Date:

C. R. Bard, Inc., a New Jersey corporation (the “Corporation”) has granted you the number of Restricted Stock Units (the “RSUs”) under the 2012 Long Term Incentive Plan of C. R. Bard, Inc., as amended from time-to-time (the “Plan”) that is set forth in the Restricted Stock Units Award Certificate (the “Award Certificate”) accompanying these Restricted Stock Units Terms and Conditions (the “Terms and Conditions”). The RSUs are subject to the Plan, the Award Certificate, and these Terms and Conditions. All capitalized terms not otherwise defined in these Terms and Conditions or in the Award Certificate shall have the same meaning set forth in the Plan. The Plan is administered by the Compensation Committee (the “Committee”) of the C. R. Bard, Inc. Board of Directors (the “Board”).

1.	Vesting.

(a)	While you are employed by the Corporation or one of its Subsidiaries, the RSUs shall vest and become nonforfeitable on [one or more dates to be determined by the Committee, which date may be on or after] the date of the Committee’s certification that the Performance Criteria as set forth below have been achieved (the “Certification Date”). The Performance Criteria shall mean the achievement of [certain criteria, which may include (i) emerging market sales growth generally exclusive of items of an unusual or infrequent nature or (ii) other criteria under the Plan over a period determined by the Committee (the “Performance Period”) as compared to those criteria during a specified period immediately prior to the Performance Period]. Emerging markets sales shall be calculated in accordance with U.S. Generally Accepted Accounting Principles exclusive of any item of an unusual and/or non-recurring nature, as determined in accordance with the Notes to Performance Targets utilized by the Committee and in effect at the commencement of the earlier of the two periods being compared. The vested RSUs shall no longer be subject to any of the vesting or transferability restrictions described in these Terms and Conditions.

(b)	If your employment with the Corporation or one of its Subsidiaries is terminated for any reason other than death, Disability, Retirement or a CIC Termination, then RSUs that have not become vested in accordance with Section 1(a) shall immediately terminate and be forfeited.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

(c)	Notwithstanding anything to the contrary in the Plan or these Terms and Conditions, if your employment with the Corporation or one of its Subsidiaries is terminated by reason of death or Disability, the RSUs shall automatically vest and will no longer be subject to any of the vesting or transferability restrictions described in these Terms and Conditions.

(d)	Notwithstanding anything to the contrary in the Plan or these Terms and Conditions, if your employment with the Corporation or one of its Subsidiaries (1) is terminated without Cause (as defined below) or you terminate your employment with the Corporation or one of its Subsidiaries for Good Reason (as defined below) in either case in connection with or otherwise in contemplation of a Change of Control (a “CIC Termination”), the RSUs shall automatically vest and will no longer be subject to any of the vesting or transferability restrictions described in these Terms and Conditions or (2) continues following the occurrence of a Change of Control and the RSUs are not assumed or replaced in connection with the Change of Control, the RSUs shall automatically vest and will no longer be subject to any of the vesting or transferability restrictions described in these Terms and Conditions.

(i)	For the purposes of these Terms and Conditions, “Cause” shall have the meaning set forth in your Change in Control Agreement with the Corporation.

(ii)	For the purposes of these Terms and Conditions, “Good Reason” shall have the meaning set forth in your Change in Control Agreement with the Corporation.

Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take such other actions with respect to the outstanding RSUs as the Committee deems appropriate.

(e)	Notwithstanding anything to the contrary in the Plan or these Terms and Conditions, upon your Retirement, for RSUs that, as of the date of Retirement, have been outstanding for at least six (6) months following the grant date, the RSUs shall automatically vest and will no longer be subject to any of the vesting or transferability restrictions described in these Terms and Conditions. Any RSUs that, as of the date of Retirement, have not been outstanding for at least six (6) months following the grant date shall be forfeited on the date of Retirement. For purposes of these Terms and Conditions, your Retirement shall mean the date of your termination from employment with the Corporation or any of its Subsidiaries; provided that (A) you have attained age 55 and are credited with ten (10) or more years of vesting service under the Employees’ Retirement Plan of C. R. Bard, Inc., or any successor plan thereto (the “U.S. Retirement Plan”); or (B) you have attained age 65 and are credited with five (5) or more years of service under the U.S. Retirement Plan. For purposes of determining whether, and to what extent, you are credited with vesting service under the preceding sentence, service provided to a foreign affiliate of the Corporation shall be treated as service provided to a U.S. participating employer in the U.S. Retirement Plan.

(f)	For the avoidance of doubt, you must be employed by the Corporation or one of its Subsidiaries on the date vesting occurs.

2.	No Right to Continued Employment. The granting, issuance or vesting of the RSUs evidenced by the Award Certificate and these Terms and Conditions shall impose no obligation on the Corporation or any affiliate to continue your employment and shall not lessen or affect the Corporation’s or any affiliate’s right to terminate your employment.

3.	No Rights as a Stockholder. You shall not have any rights as a shareholder of the Corporation, including, but not limited to, voting rights, with respect to the Shares underlying the RSUs until such Shares have been registered in your name in the Corporation’s register of shareholders pursuant to Section 5.

4.	Dividend Equivalents. An amount equal to all cash dividends that would be payable on the Shares underlying your unvested RSUs shall be credited to a bookkeeping account as if such Shares were actually held by you. Upon vesting of the RSUs to which the aforementioned dividend equivalents relate, the Corporation shall pay the portion of your bookkeeping account attributable to such vested RSUs at approximately the same time as the shares underlying the RSUs are delivered to you in accordance with Paragraph 5.

5.	Delivery of Shares.

(a)	For each RSU that vests in accordance with Section 1, one Share shall be registered in your name by the Corporation’s transfer agent in book entry form, at which time, these Terms and Conditions shall terminate as to those RSUs. Within 60 days after such RSUs vest, at your request (or at the request of your legal representative, beneficiary or heir), the Corporation shall direct the transfer agent to deliver certificates evidencing such Shares to you, or your legal representative, beneficiary or heir.

(b)	If the Corporation determines that any issuance or delivery of Shares to you pursuant to these Terms and Conditions will violate the requirements of any applicable federal or state laws, rules or regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended), such issuance or delivery may be postponed until the Corporation is satisfied that the distribution will not violate such federal or state laws, rules or regulations. Any such Shares shall be subject to such stop transfer orders and other restrictions as the Committee or the Corporation may deem necessary or advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed and any applicable federal, state or foreign laws, rules or regulations. Certificates delivered to you may bear such legends as the Corporation may deem necessary or advisable.

6.	Transferability. You may not assign, alienate, pledge, attach, sell or otherwise transfer, dispose of or encumber RSUs other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer, disposition or encumbrance shall be void and unenforceable against the Corporation or any affiliate; provided, however, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, disposition or encumbrance. You may designate a beneficiary, on a form supplied by the Corporation, who may receive the RSUs under these Terms and Conditions in the event of your death. No such permitted transfer of the RSUs to your heirs or legatees shall be effective to bind the Corporation unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee or the Corporation may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of these Terms and Conditions.

7.	Withholding. You may be required to pay to the Corporation or one of its Subsidiaries, and the Corporation or one of its Subsidiaries shall have the right and is hereby authorized to withhold, any applicable amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the grant, issuance or vesting of the RSUs, as a condition to such grant, issuance or vesting, or as a result of any payment or transfer under or with respect to the RSUs. The Committee may take such other action as may be advisable in the opinion of the Corporation to satisfy all obligations for the payment of such withholding taxes. You may elect to pay all or a portion of the minimum amount of taxes required to be withheld by (a) delivery of Shares or (b) having Shares withheld by the Corporation from any Shares that you would have otherwise received, such Shares in either case having an aggregate Fair Market Value at the time of payment equal to the amount of such withholding taxes.

8.	Securities Laws. Upon the issuance, vesting or delivery of any RSUs, you will make or enter into such written representations, warranties and agreements as the Corporation may reasonably request in order to comply with applicable securities laws, the Award Certificate or with these Terms and Conditions.

9.	Notices. Any notice required or permitted under these Terms and Conditions shall be deemed given when delivered personally, or when deposited in a United States Post Office as registered mail, postage prepaid, addressed, as appropriate, either to you at your address on file at the Corporation or such other address as you may designate in writing to the Corporation, or to the Corporation, Attention: Secretary, at 730 Central Avenue, Murray Hill, New Jersey 07974, or such other address as the Corporation may designate to you in writing.

10.	Failure to Enforce Not a Waiver. The failure of the Corporation to enforce at any time any provision of the Plan or of these Terms and Conditions shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11.	No Limitation on Rights of the Corporation. The grant of the RSUs shall not in any way affect the right or power of the Corporation to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

12.	Entire Agreement. The Plan, the Award Certificate and these Terms and Conditions constitute the entire agreement between the Corporation and you with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or verbal, between the Corporation and you in connection with such subject matter.

13.	Choice of Law. THE PLAN, THE AWARD CERTIFICATE AND THESE TERMS AND CONDITIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO CONFLICTS OF LAWS. FOR PURPOSES OF LITIGATING ANY DISPUTE THAT ARISES UNDER THE AWARD CERTIFICATE OR THESE TERMS AND CONDITIONS, YOU AND THE CORPORATION AND ITS SUBSIDIARIES HEREBY SUBMIT AND CONSENT TO THE JURISDICTION OF THE STATE OF NEW JERSEY, AND AGREE THAT SUCH LITIGATION SHALL BE CONDUCTED IN THE COURTS OF UNION COUNTY, NEW JERSEY, OR THE UNITED STATES FEDERAL COURTS FOR THE DISTRICT OF NEW JERSEY.

14.	RSUs Subject to Plan. By your receipt of these Terms and Conditions and the Award Certificate, you agree and acknowledge that you have received and read a copy of the Plan and the related prospectus. The RSUs are in all respects governed by the Plan and subject to all of the terms and provisions thereof. The terms and provisions of the Plan are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.